COOPER-STANDARD HOLDINGS INC.
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated financial statements of Cooper-Standard Holdings Inc. (together with its consolidated subsidiaries, the “Company”), are presented to illustrate the effect of the divestiture on the Company’s historical financial position and operating results of its anti-vibration systems (“AVS”) business that included facilities in Auburn, Indiana, Mitchel Ontario, and Rennes France, as well as AVS-related assets in Poland and China, and a 50% equity interest in Sujan Cooper Standard AVS Limited, a joint venture in India (collectively the “AVS Business”). On April 1, 2019, The Company completed the divestiture of its AVS Business for a total purchase price of $265.5 million, subject to certain adjustments. The estimated net cash proceeds after taxes and transaction-related expenses and fees are expected to be approximately $220 - $225 million.

The AVS Business constituted a significant disposition for purposes of Item 2.01 of Form 8-K. As a result, the Company prepared the accompanying unaudited pro forma consolidated financial statements in accordance with Article 11 of Regulation S-X. This divestiture does not qualify as discontinued operation as it does not represent a strategic shift that will have a major effect on the Company’s operations and financial results.

The historical consolidated financial statements of the Company have been adjusted in the pro forma financial statements to give effect to pro forma events that are factually supportable and directly attributable to the sale of the AVS Business. The unaudited pro forma consolidated financial statements are presented based on information currently available and certain estimates and assumptions, are intended for informational purposes only, are not necessarily indicative of what our financial position or results of operations actually would have been had the sale of the AVS Business been completed as of the dates indicated, nor are they necessarily indicative of future results.

The unaudited pro forma consolidated statement of net income for the year ended December 31, 2018 has been prepared to present our results of operations as if the sale of the AVS Business had occurred on January 1, 2018. The unaudited pro forma consolidated balance sheet has been prepared to present our financial position as if the sale of the AVS Business had occurred on December 31, 2018.

The unaudited pro forma consolidated financial statements and accompanying notes should be read together with our historical consolidated financial statements as of and for the year ended December 31, 2018 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2019.

COOPER-STANDARD HOLDINGS INC.
PRO FORMA CONSOLIDATED STATEMENT OF NET INCOME
(Dollar amounts in thousands except per share amounts)
 (unaudited)

	Year Ended December 31, 2018
	Historical Financial Statement	Pro Forma Adjustments		Pro Forma Financial Statement
Sales	$3,629,293	$(339,903)	(a)	$3,289,390
Cost of products sold	3,075,737	(287,449)	(a)	2,788,288
Gross profit	553,556	(52,454)		501,102
Selling, administration & engineering expenses	314,805	(14,723)	(a)	300,082
Amortization of intangibles	14,844	—		14,844
Gain on sale of land	(10,377)	—		(10,377)
Goodwill impairment charges	45,281	—		45,281
Other impairment charges	43,706	—		43,706
Restructuring charges	29,722	—		29,722
Operating profit	115,575	(37,731)		77,844
Interest expense, net of interest income	(41,004)	—		(41,004)
Equity in earnings of affiliates	6,718	(451)	(a)	6,267
Loss on refinancing and extinguishment of debt	(770)	—		(770)
Other expense, net	(5,613)	—		(5,613)
Income before income taxes	74,906	(38,182)		36,724
Income tax (benefit) expense	(29,683)	4,068	(b)	(25,615)
Net income	104,589	(42,250)		62,339
Net (income) loss attributable to noncontrolling interests	3,177	—		3,177
Net income attributable to Cooper-Standard Holdings Inc.	$107,766	$(42,250)		$65,516

Earnings per share:
Basic	$6.02	$(2.36)		$3.66
Diluted	$5.89	$(2.31)		$3.58

COOPER-STANDARD HOLDINGS INC.
PRO FORMA CONSOLIDATED BALANCE SHEET
(Dollar amounts in thousands except share amounts)
(unaudited)

	December 31, 2018
	Historical Financial Statement	Pro Forma Adjustments		Pro Forma Financial Statement
Assets
Current assets:
Cash and cash equivalents	$264,980	$220,000	(c)	$484,980
Accounts receivable, net	418,607	—		418,607
Tooling receivable	141,106	—		141,106
Inventories	175,572	—		175,572
Prepaid expenses	36,878	—		36,878
Other current assets	108,683	—		108,683
Assets held for sale	103,898	(103,898)	(d)	—
Total current assets	1,249,724	116,102		1,365,826
Property, plant and equipment, net	984,241	—		984,241
Goodwill	143,681	—		143,681
Intangible assets, net	99,602	—		99,602
Deferred tax assets	70,007	—		70,007
Other assets	75,848	—		75,848
Total assets	$2,623,103	$116,102		$2,739,205

Liabilities and Equity
Current liabilities:
Debt payable within one year	$101,323	$—		$101,323
Accounts payable	452,320	—		452,320
Payroll liabilities	92,604	—		92,604
Accrued liabilities	98,907	—		98,907
Liabilities held for sale	71,195	(71,195)	(d)	—
Total current liabilities	816,349	(71,195)		745,154
Long-term debt	729,805	—		729,805
Pension benefits	138,771	—		138,771
Postretirement benefits other than pensions	40,901	—		40,901
Deferred tax liabilities	8,233	—		8,233
Other liabilities	29,542	—		29,542
Total liabilities	1,763,601	(71,195)		1,692,406
7% Cumulative participating convertible preferred stock, $0.001 par value, 10,000,000 shares authorized; no shares issued and outstanding	—	—		—
Equity:
Common stock, $0.001 par value, 190,000,000 shares authorized; 19,620,546 shares issued and 17,554,737 outstanding as of December 31, 2018 and 19,920,805 shares issued and 17,914,599 outstanding as of December 31, 2017	17	—		17
Additional paid-in capital	501,511	—		501,511
Retained earnings	576,025	187,297	(e)	763,322
Accumulated other comprehensive loss	(246,088)	—		(246,088)
Total Cooper-Standard Holdings Inc. equity	831,465	187,297		1,018,762
Noncontrolling interests	28,037	—		28,037
Total equity	859,502	187,297		1,046,799
Total liabilities and equity	$2,623,103	$116,102		$2,739,205

COOPER-STANDARD HOLDINGS INC.
NOTES TO THE UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS

(a) Reflects the elimination of the results of operations attributable to the AVS Business and transaction costs incurred in 2018 related to the divestiture.
(b) Reflects the income tax effect for unaudited pro forma consolidated statement of net income adjustments related to the sale of the AVS Business using statutory tax rates in each jurisdiction, and the release of a valuation allowance against capital loss carryforwards in the U.S.
(c) Reflects the receipt of $265.5 million gross proceeds from the divestiture received at closing less estimated closing and post-closing adjustments, and transaction fees of approximately $45.5 million.
(d) Reflects the removal of the historical assets and liabilities held for sale of the AVS Business.
(e) Reflects the estimated net gain arising from the divestiture as of December 31, 2018. The estimated net gain has not been reflected in the pro forma consolidated statement of net income as it is considered to be nonrecurring in nature.